Exhibit 4.1

THIS NOTE AND THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ON-LINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE TERM NOTE

        FOR VALUE RECEIVED, B.O.S. BETTER ON-LINE SOLUTIONS LTD., a corporation incorporated under the laws of the State of Israel (the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD. a Cayman Islands company c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the “Holder”) or its registered assigns or successors in interest, on order, the sum of One Million and Five Hundred Thousand United States Dollars ($1,500,000), together with any accrued and unpaid interest hereon, on August 16, 2009 (the “Maturity Date”) if not sooner paid.

        Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the “Purchase Agreement”).

The following terms shall apply to this Note:

ARTICLE I
INTEREST & AMORTIZATION

        1.1(a) Interest Rate. Subject to Section 4.11 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to the “prime rate” published in The Wall Street Journal from time to time, plus one and a half percent (1.5%). The Interest Rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate and also subject to Section 1.1(b) hereof. In no event, however, shall the Interest Rate be less than zero percent (0.00%). Interest shall be (i) calculated on the basis of a 360 day year, (ii) payable monthly, in arrears, commencing on September 1, 2006 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a “Repayment Date”).

        1.1 (b) Interest Rate Adjustment. The Interest Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a “Determination Date”) and be subject to adjustment. If (i) the Borrower shall have registered the Borrower’s Ordinary Shares underlying the conversion of the Note and that certain warrant issued to the Holder (the “Warrant”) on a registration statement declared effective by the SEC, and (ii) the average closing price of the Ordinary Shares as reported by Bloomberg, L.P. on the Principal Market (as defined below) for any five (5) consecutive trading days during the fifteen (15) days immediately preceding a Determination Date, exceeds the then applicable Fixed Conversion Price, then the Interest Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (2.0%) for each incremental twenty five percent (25%) increase in the market price of the Ordinary Shares above the then applicable Fixed Conversion Price. If (i) the Borrower shall not have registered the Borrower’s Ordinary Shares underlying the conversion of the Note and the Warrant on a registration statement declared effective by the SEC, and (ii) the average closing price of the Ordinary Shares as reported by Bloomberg, L.P. on the Principal Market (as defined below) for any five (5) consecutive trading days during the fifteen (15) days immediately preceding a Determination Date exceeds the Fixed Conversion Price, then the Interest Rate for the succeeding calendar month shall automatically be reduced by 100 basis points (1.0%) for each incremental twenty five percent (25%) increase in the market price of the Ordinary Shares above the then applicable Fixed Conversion Price.

    1.2        Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall begin on December 1, 2006 and shall recur on the first calendar day of each succeeding month thereafter until the Maturity Date (each, an “Amortization Date”) as set forth in the table below:

Date	Principal Amount	Date	Principal Amount
12/1/06	$15,000	2/1/08	$55,200
1/1/07	$15,000	3/1/08	$55,200
2/1/07	$15,000	4/1/08	$55,200
3/1/07	$15,000	5/1/08	$55,200
4/1/07	$15,000	6/1/08	$55,200
5/1/07	$15,000	7/1/08	$55,200
6/1/07	$15,000	8/1/08	$55,200
7/1/07	$15,000	9/1/08	$55,200
8/1/07	$55,200	10/1/08	$55,200
9/1/07	$55,200	11/1/08	$55,200
10/1/07	$55,200	12/1/08	$55,200
11/1/07	$55,200	1/1/09	$55,200
12/1/07	$55,200	2/1/09	$55,200
1/1/08	$55,200	3/1/09	$55,200
		4/1/09	$55,200
		5/1/09	$55,200
		6/1/09	$55,200
		7/1/09	$55,200
		8/1/09	$55,200

        Subject to Section 3 below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount set forth above, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note but have not been paid (collectively, the “Monthly Amount”). All payments hereunder shall be paid by wire transfer of immediately available funds to the account designated by the Holder in a written notice delivered to the Borrower at least three business days in advance of the Repayment Date.

ARTICLE II
CONVERSION REPAYMENT

    2.1        (a) Payment of Monthly Amount in Cash or Ordinary Shares. Each month by the fifth (5th) business day prior to each Amortization Date (the “Notice Date”), the Holder shall deliver to Borrower a written Monthly Conversion Notice in the form of Exhibit B attached hereto converting the Monthly Amount payable on the next Repayment Date in either cash or Ordinary Shares, or a combination of both (each, a “Repayment Notice”). If a Repayment Notice is not delivered by the Holder on or before the applicable Notice Date for such Repayment Date, then, the Borrower shall pay the Monthly Amount due on such Repayment Date in cash. Any portion of the Monthly Amount paid in cash on a Repayment Date, shall be paid to the Holder an amount equal to 100% of such unconverted portion of the Monthly Amount due and owing to Holder on the Repayment Date. If the Holder converts all or a portion of the Monthly Amount into Ordinary Shares as provided herein, the number of such shares to be issued by the Borrower to the Holder on such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Ordinary Shares, by (y) the then applicable Fixed Conversion Price. For purposes hereof, the “Fixed Conversion Price” means $3.08 for the first Five Hundred Thousand Dollars ($500,000) of Principal Amount payable hereunder, and $4.08 for any additional amount payable hereunder. The then applicable Fixed Conversion Price shall be adjusted in accordance with the provisions of Section 3.4 below.

    (b)        Monthly Amount Conversion Guidelines. Subject to Sections 2.1(a), 2.2, and 3.2 hereof, the Holder shall convert all or a portion of the Monthly Amount due on each Repayment Date into Ordinary Shares if the average closing price of the Ordinary Shares as reported by Bloomberg, L.P. on the Principal Market for any five (5) consecutive trading days during the fifteen (15) days immediately preceding such Repayment Date was greater than or equal to one hundred and ten percent (110%) of the Fixed Conversion Price, provided, however, that such conversions shall be up to but not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Ordinary Shares for the thirty (30) day trading period immediately preceding the Repayment Date. Any part of the Monthly Amount due on a Repayment Date that the Holder has not converted into Ordinary Shares, shall be paid by the Borrower in cash on such Repayment Date. Any part of the Monthly Amount due on such Repayment Date which must be paid in cash (as a result of the closing price of the Ordinary Shares on one or more of the five (5) consecutive trading days during the fifteen (15) days immediately preceding the applicable Repayment Date being less than 110% of the Fixed Conversion Price) shall be paid in cash at the rate of 100% of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date.

    2.2        No Effective Registration. Notwithstanding anything to the contrary herein, none of the Borrower’s obligations to the Holder may be converted into Ordinary Shares unless (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the Ordinary Shares to be issued in connection with the satisfaction of such obligations exists or an exemption from registration of the Ordinary Shares is available pursuant to Rule 144 of the Securities Act; and (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder’s option.

        Any amounts converted by the Holder pursuant to this Section 2.2 shall be deemed to constitute payments of outstanding fees, interest and principal arising in connection with Monthly Amounts for the remaining Repayment Dates, in chronological order.

    2.3        Optional Redemption in Cash. The Borrower will have the option of prepaying this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred and twenty percent (120%) of the then outstanding principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement, or any Related Agreement (the “Redemption Amount”) outstanding on the day written notice of redemption (the “Notice of Redemption”) is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”) which date shall be seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

ARTICLE III
CONVERSION RIGHTS

    3.1.        Holder’s Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into Ordinary Shares subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion in the form of Exhibit A attached hereto (the “Notice of Conversion”) not less than one (1) business day prior to the date upon which such conversion shall occur. The date upon which such conversion shall occur is the “Conversion Date”.

    3.2        Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of the Note an amount that would (a) be convertible into that number of Ordinary Shares which, when added to the number of Ordinary Shares otherwise beneficially owned by such Holder including those issuable upon exercise of warrants held by such Holder would exceed 4.99% of the outstanding Ordinary Shares of the Borrower at the time of conversion or (b) (ii) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Ordinary Shares for the thirty (30) day trading period immediately preceding delivery of a Notice of Conversion to the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this Section 3.2 shall automatically become null and void without any notice to Borrower upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Borrower, except that at no time shall the beneficial ownership exceed 19.99% of the Borrower’s outstanding Ordinary Shares as of the date hereof. Notwithstanding anything contained herein to the contrary, (i) the number of Ordinary Shares issuable by the Borrower and acquirable by the Holder pursuant to the terms of this Note and/or the Warrant issued by the Borrower to the Holder pursuant to the Securities Purchase Agreement, plus (ii) the number of Ordinary Shares issuable by the Borrower and acquirable by the Holder pursuant to the terms of the Note and/or Warrant issued by the Borrower to the Holder pursuant to that Securities Purchase Agreement entered into by and among the Borrower, BOScom Ltd. and the Holder as of September 29, 2005, shall not exceed an aggregate of 1,270,720 of the Borrower’s Ordinary Shares (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Ordinary Shares).

    3.3        Mechanics of Holder’s Conversion. (a) In the event that the Holder elects to convert this Note into Ordinary Shares, the Holder shall give notice of such election by delivering an executed and completed Notice of Conversion to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as herein defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date.

        (b) Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within 2 business days of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Note Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Note Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Ordinary Shares.

    3.4        Conversion Mechanics.

    (a)        The number of Ordinary Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order. No fractional shares shall be issued upon any conversion of this Note. The value of any fractional shares shall be paid in cash.

    (b)        The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

    A.        Stock Splits, Combinations and Dividends. If the Ordinary Shares are subdivided or combined into a greater or smaller number of Ordinary Shares, or if a dividend is paid on the Ordinary Shares in Ordinary Shares, the Fixed Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Ordinary Share outstanding immediately after such event bears to the total number of Ordinary Shares outstanding immediately prior to such event.

    B.        During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of Ordinary Shares upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing share certificates to execute and issue the necessary certificates for Ordinary Shares upon the conversion of this Note.

    C.        Share Issuances. Subject to the provisions of this Section 3.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any Ordinary Shares or securities convertible into Ordinary Shares to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; (iii) pursuant to any financing transaction in which the Holder (or any of its affiliates) participates or is entitled to any fees; (iv) pursuant to options that may be issued under any employee stock option plan adopted by the Borrower; or (v) grant of options to service provides against their services, issuances in connection with strategic alliances, and issuances in connection with merger and acquisition transactions approved by the board of directors of the Company, for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be adjusted at the time of issuance of such securities by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C - D) x B) / C]

A = Actual shares outstanding prior to such offering

B = Actual shares sold in the offering

C = Fixed Conversion Price

D = Offering Price

    D.        Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Ordinary Shares into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Note Shares immediately prior to such reclassification or other change.

    3.5        Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

    3.6        Rights of Shareholders. No Holder shall be entitled, as a Note holder, to vote or receive dividends or be deemed the holder of the Note Shares or any other securities of the Company which may at any time be issuable upon the conversion of this Note for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Note Shares purchasable upon the conversion hereof shall have become deliverable, as provided herein.

ARTICLE IV
EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, within five (5) days after written notice from Holder to Borrower (each occurrence being a “Default Notice Period”) the amount due and owing to the Holder shall be 120% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the “Default Payment”). If, with respect to any Event of Default, the Borrower cures the Event of Default by the end of the Default Notice Period, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note or the Related Agreements, then to accrued and unpaid interest due on the Note and then to the outstanding principal balance of the Note.

        The occurrence of any of the following events set forth in Sections 4.1 through 4.8, inclusive, is an “Event of Default”:

    4.1        Failure to Pay Principal, Interest or other Fees. The Borrower (i) fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or (ii) the Borrower fails to pay when due any amount exceeding $200,000 due under any other promissory note issued by Borrower (unless the Borrower shall in good faith contest the validity of such amounts), and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

    4.2        Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note, the Purchase Agreement or the Registration Rights Agreement in any material respect, or the Borrower or its Subsidiary, BOScom Ltd. (the “Subsidiary”), breaches any covenant or any other term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

    4.3        Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or the Subsidiary in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made that has a material adverse effect on the Company’s performance of its obligations to the Holder, or the practical realization by the Holder of any benefit or remedy it may have under the Note or the Related Agreements.

    4.4        Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

    4.5        Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or its Subsidiary or any of their respective property or other assets for more than $200,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

    4.6        Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or its Subsidiariy and such proceedings, solely if instituted against the Borrower or its Subsidiary, shall continue undismissed or unstayed for ninety (90) business days. No cure period shall apply for proceedings or relief under any bankruptcy law or any law for the relief of debtors instituted by the Borrower.

    4.7        Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Ordinary Shares shall be in effect for ten (10) consecutive days or five (5) trading days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Ordinary Shares on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Ordinary Shares shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Ordinary Shares), or any securities exchange or other securities market on which the Ordinary Shares is then being listed or traded. Notwithstanding the above, any suspension of trading on, or the delisting of the Ordinary Shares of the Tel Aviv Stock Exchange shall not be deemed an Event of Default hereunder or under the Related Agreements.

    4.8        Failure to Deliver Ordinary Shares or Replacement Note. The Borrower shall fail (i) to timely deliver Ordinary Shares to the Holder pursuant to and in the form required by this Note, and Section 10 of the Purchase Agreement, if such failure to timely deliver Ordinary Shares shall not be cured within two (2) business days; or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements). Notwithstanding the foregoing, the Borrower will not be deemed in default hereunder for any delay in the delivery of the Ordinary Shares or a replacement Note, which is out of the control of the Borrower (including any delays in processing by a transfer agent) and the Borrower is actively trying to cure the cause of such delay.

    4.9        Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in any Related Agreement) or any event of default (or similar term) under any other material indebtedness in excess of $200,000.

    4.10        [Reserved]

DEFAULT RELATED PROVISIONS

    4.11        Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, and for as long as such Event of Default has not been cured, the Borrower shall pay the Holder an additional default interest rate of five and one half percent (5.5%) per annum on all amounts due and owing under the Note, which default interest shall be payable upon demand.

    4.12        Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

    4.13        Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE V
MISCELLANEOUS

    5.1        Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    5.2        Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) ten business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two business days after deposit with a internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, with a copy to Shlomo Landress, Esq. Amit, Pollak, Matalon &Co., NYP Tower, 17 Yitzhak Sadeh Street, 19th Floor, Tel Aviv 67775, facsimile number (972) 3 561-3620 and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

    5.3        Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

    5.4        Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

    5.5        Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

    5.6        Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

    5.7        Security Interest and Guarantee. The Holder has been granted a security interest in certain assets of the Borrower as more fully described in the Master Security Agreement dated as of the date hereof.

    5.8        Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

    5.9        Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

[Balance of page intentionally left blank; signature page follows.]

        IN WITNESS WHEREOF, the Borrower has caused this Convertible Term Note to be signed in its name effective as of this 16th day of August, 2006.

B.O.S. BETTER ON-LINE SOLUTIONS LTD. By: —————————————— Name: Adiv Baruch Title: CEO

By: —————————————— Name: Nehemia Kaufman Title: CFO

EXHIBIT A
NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Ordinary Shares)

[Name and Address of Holder]

The Undersigned hereby converts $_________ of the principal and $_______ of accrued interest due on [specify applicable Repayment Date] under the Convertible Term Note issued by B.O.S. BETTER ON-LINE SOLUTIONS LTD. dated August ____, 2006 by delivery of Ordinary Shares of B.O.S. BETTER ON-LINE SOLUTIONS LTD. on and subject to the conditions set forth in Article III of such Note.

1.	Conversion Date	_______________________

2.	Fixed Conversion Price:	$_______________________

3.	Shares to Be Delivered:	_______________________

Date: ____________	LAURUS MASTER FUND, LTD. By:_______________________________ Name:_____________________________ Title:______________________________

EXHIBIT B

MONTHLY CONVERSION NOTICE

(To be executed by the Holder in order to convert all or part of a Monthly Amount into Ordinary Shares)

[Name and Address of Holder]

Holder hereby converts $_________ of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by B.O.S. BETTER ON-LINE SOLUTIONS LTD. dated August ____, 2006 by delivery of Ordinary Shares of B.O.S. BETTER ON-LINE SOLUTIONS LTD. on and subject to the conditions set forth in Article III of such Note.

1.	Fixed Conversion Price:	$_______________________

2.	Amount to be paid:	$_______________________

3.	Shares To Be Delivered (2 divided by 1):	__________________

4.	Cash payment to be made by Borrower:	$_____________________

Date: ____________	LAURUS MASTER FUND, LTD. By:_______________________________ Name:_____________________________ Title:______________________________